AMENDMENT

TO THE AGENCY SERVICING AGREEMENT BETWEEN

FLEXSHARES TRUST AND JPMORGAN CHASE BANK, N.A.

THIS AMENDMENT (the “Amendment”) is made and effective as of January 2, 2024 by FlexShares Trust, severally and for and on behalf of each Fund (as defined in the Agreement) and JPMorgan Chase Bank, N.A., (“J.P. Morgan”), to the Agency Servicing Agreement (the “Agreement”), dated August 19, 2011, as amended, between FlexShares Trust, severally and for and on behalf of each Fund and J.P. Morgan.

WHEREAS, FlexShares Trust and J.P. Morgan entered into the Agreement pursuant to which J.P. Morgan was appointed to provide certain services, and the parties now wish to amend the Agreement.

NOW, THEREFORE in consideration of the mutual agreements contained herein, FlexShares Trust and J.P. Morgan agree as follows:

1.	Terms defined in the Agreement shall, save to the extent that the context otherwise requires, bear the same respective meanings in this Amendment.

2.	The Agreement shall be amended as follows:

(a)	The definition of “Authorized Person” is deleted in its entirety and replaced with the following:

“Authorized Person: means any person who has been designated by written notice from the Trust (or by any agent designated by the Trust, including, without limitation, an Investment Adviser or other service provider to the Trust), to act on behalf of Trust hereunder, any person who has received a User Code from the Trust, or any person authorized by the Trust to receive a User Code from J.P. Morgan, or any person who provides instructions to J.P. Morgan on behalf of the Trust via a JPMC API. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives Instructions from the Trust (or its agent) that any such person is no longer an Authorized Person.”

(b)	The following new definitions are added to Section 1 (Definitions) in alphabetical order:

“JPMC API: means a J.P. Morgan application programming interface.

JPMM ID: means an individual’s J.P. Morgan Markets ID.”

(c)	The definition of “Security Procedure” is deleted in its entirety and replaced with the following:

“Security Procedure: means the applicable security procedure to be followed by the Trust (and its Authorized Persons) and/or by J.P. Morgan, so as to enable J.P. Morgan to verify that an instruction is authorized. The applicable Security Procedure for different types of instructions may be set forth in service level documentation in effect from time to time with respect to the services set forth in this Agreement or in separate documentation, and may be updated by J.P. Morgan from time to time upon notice to the Trust. A Security Procedure may, without limitation, involve the use of User Codes, dual-factor authentication, telephone call backs, or third party utilities. For the avoidance of doubt, (i) a SWIFT message issued in the name of the Trust through any third party utility that J.P. Morgan has approved as a utility through which Instructions may be provided hereunder shall be deemed to have been verified through a Security Procedure, and/or (ii) a message issued in the name of the Trust and received by J.P. Morgan through a JPMC API shall be deemed to have been verified through a Securities Procedure.”

(d)	The following new definition is added to Section 1 (Definitions) in alphabetical order:

“User Code: means a password digital certificate, identifier (including biometric identifier), including JPMM ID, security device, algorithm, encryption or other similar procedure used to access J.P. Morgan’s systems, applications or products or to issue Instructions to J.P. Morgan.”

(e)	Section 7 (Instructions) is amended by adding the following new clause (d) immediately after clause (c) thereof:

“(d)   To the extent possible, Instructions to J.P. Morgan shall be sent via an encrypted, electronic means using technology consistent with industry standards, or a trade information system acceptable to J.P. Morgan. The use of a JPMC API by the Trust to provide Instructions to J.P. Morgan shall be subject to the terms of Annex I, in addition to any other applicable terms in this Agreement.”

(f)	Section 7.1 (Verification and Security Procedure) is added as a new section as follows:

“(a)   J.P. Morgan and the Trust shall comply with any applicable Security Procedure to permit J.P. Morgan to verify the authenticity of Instructions.

(b)   The Trust acknowledges that the Security Procedure is designed to verify the authenticity of, and not to detect errors in, instructions. The Trust shall promptly notify J.P. Morgan if it does not believe that any relevant Security Procedure is commercially reasonable, and its adherence to any Security Procedure without objection constitutes its agreement that it has determined the Security Procedure to be commercially reasonable.

(c)   The Trust and its Authorized Persons are solely responsible for ensuring that the User Codes are reasonably safeguarded and known to and used by only the respective Authorized Persons to whom such User Codes apply. If (i) the User Codes are (or the Trust or its relevant Authorized Person reasonably suspects that the User Codes may be) lost, stolen, damaged, altered, unduly disclosed, known in a manner inconsistent with its purposes or compromised, (ii) the Trust’s or any Authorized Persons’ access to J.P. Morgan’s systems, applications or products, or any third party messaging platform through which the Instructions are transmitted, is revoked or suspended, or (iii) the Trust or an Authorized Person reasonably suspects any technical or security failure relating to any systems, applications or products of J.P. Morgan or any third party messaging platform through which the Instructions are transmitted, the Trust shall immediately cease using such system, application, product or platform and promptly notify J.P. Morgan.

(d)   Notwithstanding anything to the contrary in this Agreement, the Trust hereby agrees that where an instruction/directive is provided to J.P. Morgan through a JPMC API, J.P. Morgan shall not be required to authenticate such instruction/directive through any means, including an access code or User Code. J.P. Morgan shall be entitled to rely on an instruction/directive that is submitted to a JPMC API by any individual who identifies itself as an Authorized Person and such instruction/directive shall be deemed an Instruction for purposes of this Agreement, as long as such instruction/directive includes the individual’s active JPMM ID. Although no authentication will be required, J.P. Morgan hereby agrees to use commercially reasonable efforts to verify that the individual’s JPMM ID is active and is associated to the Trust in J.P. Morgan’s records. The JPMM ID must be active in order for J.P. Morgan to accept such Instruction through a JPMC API.

(e)   To the extent an active JPMM ID is required in order for the Trust to provide certain Instructions to J.P. Morgan, the Trust shall ensure that each of its relevant Authorized Persons maintain their JPMM ID active throughout the term of this Agreement. An active JPMM ID is also required for business continuity purposes and for approval of certain orders, through J.P. Morgan’s proprietary order taking platform, where applicable.”

(g)	Schedule C (Order Taking Services) of the Agreement is hereby amended and restated in its entirety by Schedule C hereto.

(h)	The Agreement is amended by adding new Annex I (Application Programming Interface – Terms and Conditions) in the form attached hereto immediately after Schedule C to the Agreement.

(i)	The Agreement is amended by adding Exhibit B (J.P. Morgan Exchange-Traded Fund Trust ETF Order Form) as Exhibit B of the Agreement.

(j)	Save as amended by this Amendment, the Agreement shall remain in full force and effect.

3.

Each party represents to the other parties that all representations contained in the Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

4.

This Amendment may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. References to the Agreement shall be to the Agreement as amended by this Amendment.

THIS AMENDMENT WILL BE CONSTRUED, REGULATED, AND ADMINISTERED UNDER THE LAWS OF THE UNITED STATES OR STATE OF NEW YORK, AS APPLICABLE, WITHOUT REGARD TO NEW YORK’S PRINCIPLES REGARDING CONFLICT OF LAWS, EXCEPT THAT THE FOREGOING SHALL NOT REDUCE ANY STATUTORY RIGHT TO CHOOSE NEW YORK LAW OR FORUM.

[signature page follows]

IN WITNESS WHEREOF, FlexShares Trust and J.P. Morgan have caused their names to be signed by their respective officers thereunto duly authorized, in each case, as of the date first above written.

FLEXSHARES TRUST

By:

Name:	Peter K. Ewing
Title:	President

JPMORGAN CHASE BANK, N.A.

By:

Name:	Lauren Haley
Title:	Executive Director

SCHEDULE C

ORDER TAKING SERVICES

Order Taker shall perform the below order taking services for the Trust in respect of each Fund and their respective ETF Series in its capacity as the order taker.

A.	Order Taking Process.

1.   Order Taker will receive creation or redemption orders from the Authorized Participants in accordance with the Prospectus and any procedures established in the applicable Authorized Participant handbook (“AP Handbook”). In the event of any conflict between the Prospectus and any procedures established in the AP Handbook, the Prospectus shall prevail; provided, however, that this paragraph A.1 shall not apply to any updates to a Prospectus impacting Order Taker’s obligations under this Agreement unless Order Taker and the Trust have mutually agreed to modify the Services to accommodate such change in accordance with this Agreement.

2.   The Trust agrees that all obligations of the Authorized Participants set forth in this Schedule C shall be included in the applicable AP Handbook.

3.   Order Taker will receive from the Authorized Participant orders via any electronic means approved by Order Taker, including an electronic order-taking platform (“Electronic Order Taking Means”) or by phone. All phone orders must be promptly followed by a fax communication from the Authorized Participant for verification before the order is considered effective. When placing orders by phone or through Electronic Order Taking Means, the Authorized Participant and each individual authorized by the Authorized Participant to instruct orders on its behalf (“Authorized Participant User”), will be required to provide the appropriate identifiers and/or security devices or procedures relating to use of Order Taker’s electronic network, systems or platforms, which may include the use of User Codes, dual-factor authentication, telephone call backs, or third party utilities.

4.   Each Authorized Participant User must agree to comply with the terms and conditions governing access to and use of Order Taker’s JPMC API, electronic network, systems, or platforms (“Terms and Conditions”). Upon receipt of an Authorized Participant User’s agreement to abide by the Terms and Conditions, Order Taker will work with the Authorized Participant to complete any other necessary documentation and steps to allow the Authorized Participant User to use the Electronic Order Taking Means.

5.   Notwithstanding anything to the contrary herein, the Trust acknowledges that technological irregularities, periods of heavy market activity or other circumstances may prevent Authorized Participant Users from being able to timely or successfully use the Electronic Order Taking Means or Order Taker’s other order-taking processes. Order Taker will use commercially reasonable efforts to correct or replace any of the unavailable processes, and the Trust and the Authorized Participant shall cooperate with Order Taker to allow it to resume providing the order taking services set forth in this Schedule C.

B.	Post-Order Process.

1.   Order Taker will receive orders from Authorized Participants during each business day up until the relevant cutoff hours that have been provided to Order Taker in writing by the Trust, which cutoff hours must be acceptable to Order Taker and consistent with Order Taker’s operating procedures (the “Cut-Off Time”). Any changes to the Cut-Off Time must be acceptable to Order Taker and must be provided by the Trust to Order Taker in writing. An acceptable change to the Cut-off Time will become effective after Order Taker has had a reasonable opportunity to adjust therefor. Order Taker will notify the Trust of any orders received in a reasonably prompt manner. After the Cut-Off Time, Order Taker will provide the Trust and or its designated agent with a consolidated report detailing all orders received during that business day. In the event Order Taker receives an order that does not include all the information required for Order Taker to process the order, or necessitates action by the Trust prior to its acceptance (as determined in Order Taker’s reasonable discretion, in each instance), Order Taker may consult with the persons authorized by the Trust in connection with the same. The information currently required to be submitted with each order is attached hereto as Exhibit B. The Trust acknowledges that any delays or failure to provide any of the required order information may prevent Order Taker from being able to provide the Services and Order Taker shall have no liability for failing to process an order for which it has not timely received all required order information.

2.   The Trust or its designated agent shall be responsible for instructing Order Taker as to its approval or rejection of each order via Electronic Order Taking Means or in accordance with the terms of Order Taker’s service level documentation. Order Taker will send preliminary and final confirmations to each Authorized Participant and will generate a consolidated report detailing all confirmations, which shall be sent to relevant parties as instructed by the Trust. Order Taker will maintain copies and provide to the Trust upon request such confirms, which will be retained for a period consistent with Applicable Law and Order Taker’s record keeping policies, procedures and practices.

C.	Orders’ Compilation and Publication.

Each business day, Order Taker will submit to the Index Receipt Agent a computer generated file containing the Balancing Amount and the Transaction Fee for each ETF Series (the “Create/Redeem File”). Order Taker will also transmit the Create/Redeem File to the Custodian to the Trust to set up instructions to deposit, withdraw and/or settle ETF Shares through DTC. The Create/Redeem File will also identify the relevant Authorized Participant to enable the generation of the ETF Share delivery instructions to such Authorized Participant.

D.	Security Procedures.

1.   The Trust agrees that all instructions issued to it or J.P. Morgan by an Authorized Participant User are deemed to be Instructions under this Agreement.

2.   Concurrently with each request by the Authorized Participant for Order Taker to grant an Authorized Participant User access to Electronic Order Taking Means, and as requested from time to time by Order Taker (but no less frequently than annually), the Authorized Participant shall deliver to Order Taker, a certificate setting forth the names and other details of all Authorized Participant Users. Such certificate may be accepted and relied upon by Order Taker as conclusive evidence of the facts set forth therein.

3.   Upon the termination or revocation of authority of an Authorized Participant User by the Authorized Participant, the Authorized Participant shall give prompt written notice of such fact to Order Taker, together with an updated certificate as described in subsection 2 above, with such notice being effective after Order Taker has received and had reasonable time to act on such notice of revocation.

4.   Any User Codes provided by Order Taker in accordance with this Schedule C shall be kept confidential and may only be used by or provided to Authorized Participant Users (unless required otherwise by Applicable Law). The User Codes may be revoked by the Authorized Participant at any time upon written notice to Order Taker and as provided for in the Terms and Conditions, and the Authorized Participant shall be responsible for doing so in the event that it becomes aware that an unauthorized person has received access to, or used, the User Codes in an unauthorized manner. Upon receipt of such written request, Order Taker shall promptly withdraw, destroy, disable or de-activate the relevant User Codes, as necessary in its discretion.

5.   Notwithstanding anything to the contrary in this Agreement, the Trust hereby agrees that, with respect to orders received by Order Taker from an Authorized Participant through a JPMC API, Order Taker shall not be required to authenticate the individual submitting the order through any means, including an access code or User Code. Order Taker shall be entitled to rely on such order, and such order shall be deemed provided by an Authorized Participant User, as long as such individual identifies itself as an Authorized Participant User by including its JPMM ID in the order message. Although no authentication will be required, Order Taker hereby agrees to use commercially reasonable efforts to verify that the individual’s JPMM ID is active and is associated to the relevant Authorized Participant pursuant to paragraph D.2 above. The JPMM ID must be active in order for the Order Taker to accept such order. An active JPMM ID is also required for business continuity purposes and for placing non-standard/negotiated orders through J.P. Morgan Markets, where applicable.

E.	Establishment of Procedures.

The Trust and Order Taker may, from time to time, establish written procedures for the order taking and related activities effected for ETF Shares of each ETF Series.

ANNEX I

APPLICATION PROGRAMMING INTERFACE – TERMS AND CONDITIONS

Where the Trust elects to use a JPMC API to provide Instructions to J.P. Morgan under this Agreement, the following additional terms shall apply to the Trust’s use of JPMC API, notwithstanding anything to the contrary in this Agreement:

1.  Description.

(a)   Trust (through the Authorized Persons) may access the JPMC API solely to submit Instructions under this Agreement, in accordance with the terms of this Agreement. It is hereby understood that J.P. Morgan may stop accepting Instructions through the JPMC API at any time and in its discretion.

(b)   As between the Trust and J.P. Morgan, the Trust shall be solely responsible for ensuring that the users with access to the JPMC API are Authorized Persons that have a valid JPMM ID. As between the Trust and J.P. Morgan, the Trust is solely responsible for all actions taken or omitted with respect to its use and access of the JPMC API by the Trust users, whether they are Authorized Persons or not. Trust shall provide J.P. Morgan with prior written notice of the range of network addresses from which the Trust will use the JPMC API. Trust shall provide J.P. Morgan with at least thirty (30) days’ prior written notice of any changes to such range of network addresses it uses to access the JPMC API. Trust will promptly notify J.P. Morgan in writing if at any time (i) a JPMC API or JPMM ID becomes accessible to a person who is not, or who has ceased to be, an Authorized Person, (ii) Trust becomes aware of any loss, theft or unauthorized use of an Authorized Person’s JPMM ID, or (iii) Trust has reason to believe that the confidentiality of any JPMM ID may have been compromised. Upon receipt of such notice, J.P. Morgan will cancel such JPMM IDs; provided however, that Trust will remain responsible for any actions taken through the use of or with respect to such JPMM IDs prior to such cancellation. Notwithstanding the above, J.P. Morgan reserves the right to terminate or change any JPMM ID at any time and at its sole discretion. In addition, Trust acknowledges that J.P. Morgan has the right to deny or terminate Trust’s access to a JPMC API without notice.

2.	Representations and Warranties.

(a)   The Trust represents and warrants that the Trust’s system will not, to the best of its knowledge (including where the Trust would have been reasonably expected to know), contain any computer code that (i) is designed to disrupt, disable, harm, modify, delete or otherwise impede in any manner, including aesthetic disruptions or distortions of J.P. Morgan’s software, firmware, hardware, computer systems or networks, such devices sometimes referred to as “viruses” or “worms”, (ii) would disable any J.P. Morgan systems (including J.P. Morgan’s electronic order taking platform and JPMM, together referred to as the “System”); or (iii) permits Trust or any third party to access the System and/or the JPMC API whether or not to cause disablement or impairments (sometimes referred to as “trap doors”, “access codes” or “back door” devices).

(b)   The Trust represents and warrants that it will not, directly or knowingly indirectly, cause J.P. Morgan to be in violation of any regulation administered by U.S. Department of the Treasury’s Office of Foreign Assets Control’s (“OFAC”), and neither Trust nor, to its best knowledge after reasonable due diligence, any individual, entity, or organization holding any material ownership interest in Trust, nor any officer or director is determined to be an individual, entity, or organization with whom applicable law prohibits a United States company or individual from dealing (including names appearing on the OFAC Specially Designated Nationals and Blocked Persons List).

3.	Notice of Inability to Perform; Vulnerability Assessment, Notification and Remediation.

(a)   The Trust will notify J.P. Morgan immediately of any actual or threatened occurrence of any event that does, or could reasonably be expected to, materially adversely affect Trust’s ability to perform its obligations under this Agreement. Trust will notify J.P. Morgan immediately of any Security Breach (defined below), including the expected impact that the Security Breach may have on J.P. Morgan. On receipt of any notices under this section, J.P. Morgan may request, and Trust will as soon as reasonably practicable provide, further information and adequate assurances acceptable to J.P. Morgan.

(b)   The Trust will cooperate with J.P. Morgan to assess and remediate vulnerabilities that could compromise the System and/or the JPMC API, the Instructions and any other information or data transmitted to J.P. Morgan, systems, or critical functioning of the information technology infrastructure of J.P. Morgan or its clients or customers or that impacts Trust’s external-facing, internal or partner environments. To that end, the Trust will: (i) actively monitor industry resources for applicable security alerts and immediately notify J.P. Morgan upon the discovery of a critical vulnerability in its external-facing, internal, subcontractor or partner environments or in the systems connected to the System and/or the JPMC API (each, a “Critical Vulnerability”); (ii) respond in writing as soon as reasonably practicable to a J.P. Morgan inquiry about the impact of a known Critical Vulnerability; (iii) as soon as reasonably practicable after (A) the Trust’s discovery of a Critical Vulnerability, or (B) receipt of a J.P. Morgan inquiry about a Critical Vulnerability, provide J.P. Morgan with a written and detailed plan to appropriately remediate such Critical Vulnerability; and (iv) provide J.P. Morgan with written confirmation as soon as each such Critical Vulnerability has been remediated.

(c)   In the event that the Trust knows or reasonably should have known of any actual or reasonably suspected act or omission that compromises the integrity of any systems used for transmitting, processing, storing or otherwise handling the Instructions, including unauthorized or suspicious intrusion into those systems, improper access to or misuse of the System, JPMC API or Trust systems as well as applicable industry standard control requirement (“Security Breach”), Trust will immediately notify J.P. Morgan of, and will cooperate fully with J.P. Morgan to investigate and remediate, that Security Breach.

5.	Disclaimers; Limitation on Liability.

IN ADDITION TO ANY OTHER TERMS IN THIS AGREEMENT, J.P. MORGAN MAKES NO REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE, QUALITY, ACCURACY, AND/OR AGAINST INFRINGEMENT WITH RESPECT TO THE JPMC API. THE JPMC API AND THE SYSTEM ARE PROVIDED “AS IS” WITH ALL FAULTS. IN NO EVENT WILL J.P. MORGAN OR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE TO THE TRUST, OR ANY THIRD PARTY FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, DAMAGES FOR LOST PROFITS OR REVENUES, TRADING LOSSES, INACCURATE DISTRIBUTIONS, LOSS OF BUSINESS OR DATA, EXEMPLARY OR PUNITIVE DAMAGES OR OTHER DAMAGES OR LIABILITIES OF ANY KIND WITH RESPECT TO THE JPMC API OR THE TRUST’S USE OF THE JPMC API.

6.	Indemnification.

In addition to any other indemnity set forth in the Agreement, the Trust will indemnify, defend and hold harmless J.P. Morgan and the J.P. Morgan Indemnitees from any and all Liabilities, incurred by or threatened against a J.P. Morgan Indemnitee arising from third party claims, demands, actions or threats of action (whether in law, equity or in an alternative proceeding) relating to the actual or alleged: (a) breach of Trust’s representations or warranties in this Annex (b) any Security Breach caused by the Trust, the Trust’s systems, or resulting from the Trust’s actions or inactions; or (c) fraudulent, negligent, willful or reckless acts or omissions of or by the Trust in connection with this Annex. No settlement or compromise that imposes any liability or obligation on any J.P. Morgan Indemnitee will be made without the J.P. Morgan Indemnitee’s prior written consent.

Exhibit B

J.P. Morgan Exchange-Traded Fund Trust

ETF Order Form

For inquiries, please contact the JPM Order Taking Team at Tel: 800-969-7017 or via email:

ETF_Support_Team@jpmorgan.com

Order ID: ______________________	Trade Date: ______________

Order Date: ______________________	Settle Date: ______________

Order Time: ______________________

Trader Name: _______________________

Trader JPMM ID: ____________________

Authorized Participant Entity Name: ____________________

Authorized Participant DTC #: _______________

ETF Symbol: __________________________

ETF Name: ______________________________

Order Direction (circle one):	Create	Redeem

Order Type (circle one):	Cash	Cash and Securities

Units: _____________Total Shares: ________________

Cash in Lieu (CUSIPs or SEDOLs only):

Non-standard requests:

Creation Attestation

☑ Purchaser represents and warrants that, immediately after giving effect to the purchase of Shares to which this confirmation relates, it will not own or hold eighty percent (80%) or more of the outstanding Shares of the relevant Series of the Trust.

Redemption Attestation

☑ The Participant when submitting a Redemption Request is deemed to represent to the Trust that, as of the close of that Business Day, it (or its Participant Client) will own (within the meaning of Rule 200 of Regulation SHO) or has arranged to borrow for delivery to the Trust on or prior to the settlement date of the Redemption Request, the requisite number of Shares of the relevant Fund to be redeemed.

Authorized Participant Signature: _______________________
Please fax this form to 617-275-4474